AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2002
                                                         REGISTRATION NO. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM F-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                         SILVERLINE TECHNOLOGIES LIMITED
             (Exact name of Registrant as specified in its charter)

            REPUBLIC OF INDIA                           NOT APPLICABLE
       ------------------------------       -----------------------------------
      (State or other jurisdiction of       (I.R.S. Employer Identification No.)
      incorporation or organization)

                             KOLSHET ROAD, DHOKALI,
                           THANE (WEST), INDIA 400607
          TELEPHONE: 011-91-22-533-8160; FACSIMILE: 011-91-22-536-5771
   (Address and telephone number of Registrant's principal executive offices)

                                   RAVI SINGH
                          SILVERLINE TECHNOLOGIES, INC.
                           SILVERLINE CORPORATE PLAZA
                              53 KNIGHTSBRIDGE ROAD
                              PISCATAWAY, NJ 08854
                                 (732) 584-5300
            (Name, address and telephone number of agent for service)
                               -------------------
                          COPIES OF COMMUNICATIONS TO:
                               RAJIV KHANNA, ESQ.
                               ROSS KAUFMAN, ESQ.
                             GREENBERG TRAURIG, LLP
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                            TELEPHONE: (212) 801-9200
                            FACSIMILE: (212) 801-6400
                               -------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                             ----------------------
                         CALCULATION OF REGISTRATION FEE

================================== =============== ============================= =============================== ===================
     TITLE OF EACH CLASS OF         AMOUNT TO BE    PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED        PRICE PER SHARE (1)             OFFERING PRICE (1)         REGISTRATION FEES
---------------------------------- --------------- ----------------------------- ------------------------------- -------------------

American depositary shares
evidenced by equity shares........   4,300,000                $2.59                       $11,137,000                 $1,024.60

================================== =============== ============================= =============================== ===================


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933.

                  Subject to Completion, dated January 22, 2002
                                   PROSPECTUS
                         SILVERLINE TECHNOLOGIES LIMITED
                      4,300,000 AMERICAN DEPOSITARY SHARES
                                  REPRESENTING
                             8,600,000 EQUITY SHARES

                                -----------------


         The selling shareholders may sell equity shares of Silverline Technologies Limited in the form of American depositary shares, or ADSs, from time to time on the New York Stock Exchange or in privately negotiated transactions. The ADSs may also be sold through options written on the ADSs, short sales, or any combination of the methods described in this prospectus. The ADSs will be sold at prices determined by the selling shareholders, based on prevailing market prices or other factors. For a complete description of how the selling stockholders may distribute the ADSs under this registration statement/prospectus, please carefully read the section entitled "Plan of Distribution" contained in this registration statement/prospectus.

         We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders. The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Our ADSs representing equity shares are listed on the New York Stock Exchange under the symbol "SLT". Our equity shares are listed in India on The Stock Exchange, Mumbai, formerly the Bombay Stock Exchange, the Madras Stock Exchange Ltd., Chennai and The Stock Exchange, Ahmedabad. On January 18, 2002, the last reported sales price per ADS on the New York Stock Exchange was $2.59.

         See "Risk Factors" beginning on page 10 to read about factors you should consider before buying the ADSs.

                               -----------------
     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
  UPON THE ADEQUACY OR ACCURACY OF THIS REGISTRATION STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                 The date of this prospectus is January 22, 2002

         NO DEALER, SALESPERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS REGISTRATION STATEMENT/PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS.

         THIS REGISTRATION STATEMENT/PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT/PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                            -------------------------

                                TABLE OF CONTENTS
                                                                           PAGE
FORWARD-LOOKING STATEMENTS..................................................4
ENFORCEABILITY OF CIVIL LIABILITIES.........................................4
WHERE YOU CAN FIND MORE INFORMATION.........................................5
INCORPORATION OF DOCUMENTS BY REFERENCE.....................................6
CURRENCY OF PRESENTATION AND EXCHANGE RATES.................................7
PROSPECTUS SUMMARY..........................................................8
RISK FACTORS...............................................................10
USE OF PROCEEDS............................................................11
DESCRIPTION OF CAPITAL STOCK...............................................11
EXCHANGE CONTROLS AND CERTAIN OTHER REGULATIONS............................26
DESCRIPTION OF AMERICAN DEPOSITARY SHARES..................................28
TAXATION...................................................................39
SELLING SHAREHOLDERS.......................................................48
PLAN OF DISTRIBUTION.......................................................49
INDEMNIFICATION............................................................51
VALIDITY OF SECURITIES.....................................................52
EXPERTS....................................................................52
MATERIAL CHANGES...........................................................52

                           FORWARD-LOOKING STATEMENTS

         There are forward-looking statements in this registration statement/prospectus that relate to our future results of operations, plans, objectives, expectations and intentions. These statements are based on a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond our control. In some cases, you can identify forward-looking statements by terminology such as "believe", "may", "would", "could", "will", "expect", "intend", "continue", "anticipate", "predict", "estimate" or similar expressions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this registration statement/prospectus.

         Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as of the date of this registration statement/prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date of this registration statement/prospectus or to reflect the occurrence of unanticipated events.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         We are a public limited company incorporated under the laws of India. Many of our directors and executive officers, a majority of our employees and the Indian experts named in this registration statement/prospectus, reside outside the United States, and their assets and a majority of our assets are located outside the United States. It may be difficult for investors to effect service of process upon these directors, executive officers and Indian experts. In addition, it will be extremely difficult for investors to enforce judgments obtained in the United States in India, including judgments based on the civil liability provisions of the federal securities laws of the United States. Further, Indian courts will not enforce U.S. default judgments obtained outside of India. As a result, an Indian defendant could elect simply not to appear in any U.S. proceeding against it, which would leave the U.S. plaintiff with a default judgment that is unenforceable in India. In addition, while it may be theoretically possible that you could file an original suit in India against us, our directors or our executive officers based on the civil liability provisions of the federal securities laws of the United States, to our knowledge, no suit predicated on the federal securities laws of the United States has ever been brought in India.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form F-3 (Registration No. 333-_______) which we filed with the United States Securities and Exchange Commission, or the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, or the Securities Act.

         We file periodic reports and other information with the Securities and Exchange Commission. These filings contain important information which does not appear in this registration statement/prospectus. For further information about us, you may read and copy these filings without charge, as well as the abovementioned registration statement on Form F-3, at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330, and may obtain copies of filings from the public reference room by calling (202) 942-8090. Our filings are also available on the Securities and Exchange Commission's web site at http://www.sec.gov.

         We are a "foreign private issuer" as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from the reporting requirements and liability provisions of Section 16 of the Exchange Act, and (3) our Securities and Exchange Commission filings differ as to content and frequency from filings made by U.S. domestic companies.

         Pursuant to a deposit agreement which is an exhibit to the Form F-6 registration statement filed by us, JP Morgan Chase Bank acts as the depositary for our American depositary shares, or ADSs. We deliver to the depositary our annual reports, which include annual audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP and quarterly reports, which include unaudited quarterly consolidated financial information prepared in accordance with GAAP. The depositary promptly mails these reports to all registered holders of Silverline ADSs. We also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made available by us to our shareholders. The depositary arranges for the mailing of these documents to the record holders of Silverline ADSs.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them in other documents, which means:

         o incorporated documents are considered part of this registration statement/prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the Securities and Exchange Commission after the date of this registration statement/prospectus will automatically update and supersede this registration statement/prospectus.

         We incorporate by reference the documents listed below, which were filed with the Securities and Exchange Commission under the Exchange Act:

        o annual report on Form 20-F for the fiscal year ended December 31, 2000, and the transition report for the three months ended March 31, 2001, as filed with the Securities and Exchange Commission on July 16, 2001, and all Form 6-Ks previously filed by us with the Securities and Exchange Commission; and

        o articles of association and memorandum of association, filed as Exhibits 3.1 and 3.2, respectively, to our company's Registration Statement on Form F-1, Registration Statement No. 333-11984.

         We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until we terminate the offering of the ADSs:

        o reports filed under Sections 13(a), 13(c) or 15(d) of the Exchange Act; and

        o our annual reports on Form 20-F and certain reports on Form 6-K to the extent (if any) that they state they are incorporated by reference.

         We will deliver to each person (including any beneficial owner) to whom this registration statement/prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this registration statement/prospectus but not delivered with this registration statement/prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Silverline Technologies Limited, Kolshet Road, Dhokali, Thane (West), India 400607, Attention: Company's Secretary. Our telephone number at that location is 011-91-22-533-8160.

         Any statement contained or incorporated by reference in this registration statement/prospectus shall be deemed to be modified or superseded for the purposes of this registration statement/prospectus to the extent that it is modified or superseded by any other statement herein or in any subsequently filed document that is incorporated by reference in this registration statement/prospectus. Any statement modified in this manner shall not be deemed to be part of this registration statement/ prospectus except as so modified, and any statement superseded in this matter shall not be deemed to constitute a part of this registration statement/ prospectus.

                   CURRENCY OF PRESENTATION AND EXCHANGE RATES

         The presentation of our net income in Indian rupees or U.S. dollars can be significantly affected by movements in currency exchange rates, in particular the movement of the Indian rupee against the U.S. dollar.

         The table below provides the following information for the years indicated concerning the number of Indian rupees for which one U.S. dollar could be exchanged:

              o   the noon buying rate at each year end;

              o the average of the noon buying rates on the last day of each month during each year;

              o   the 52-week high noon buying rate during the year; and

              o   the 52-week low noon buying rate during the year.

 YEAR                     YEAR END      AVERAGE       HIGH          LOW
 ----                     --------      -------       ----          ---
1996.................    Rs. 35.95    Rs. 35.53    Rs. 36.46    Rs. 34.35
1997.................        39.30        36.53        39.30        35.72
1998.................        42.52        41.43        42.65        38.80
1999.................        43.51        43.20        43.59        42.50
2000.................        46.75        45.00        46.82        43.59
2001.................        48.27        47.28        48.91        46.39


         These rates are provided solely for your convenience and are not necessarily the exchange rates used by us in the preparation of the financial statements or other information included elsewhere in this registration statement/prospectus. The noon buying rate is the U.S. dollar buying rate in the City of New York for cable transfers in Indian rupees at noon as certified for customs purposes by the Federal Reserve Bank of New York.

                               PROSPECTUS SUMMARY

         This prospectus summary highlights selected information contained elsewhere in this registration statement/prospectus and in documents incorporated by reference. You should read the following summary together with the more detailed information regarding our company and our ADSs being registered in this registration statement/prospectus, which information appears elsewhere in this registration statement/prospectus and in selected portions of our annual report on Form 20-F, Form 6-Ks and other documents filed with the Securities and Exchange Commission that we have incorporated by reference in this registration statement/prospectus.

                                   OUR COMPANY

         We are an Indian provider of information technology services. We offer our clients a broad range of these services, including application development, migration and maintenance, and e-business solutions. We have also begun to focus on customer relationship management or CRM services, which enables our clients to more effectively manage their customers as key assets.

         Our flexible off-shore/off-site delivery capabilities, which we use on many of our projects, allow us to access highly skilled, relatively low cost information technology professionals in India and to integrate our work on a client project at one of our software development centers with our efforts at the project site. We undertake engagements both on a project management basis, where we have complete responsibility for managing the project, and, to a lesser extent, on a more integrated basis where our employees work in-house for our clients' information technology departments. Some of our project management assignments are also done exclusively on-site at the project's location. We believe that our services are distinguished by our proven processes and methodologies.

         We had approximately 2,400 employees as of March 31, 2001. We derive our revenues from fees for software consulting services. Our managed project work is performed either entirely at our clients' sites or through a combination of work performed off-shore in our Indian facilities, at our clients' sites, and off-site at our Piscataway, New Jersey, London, United Kingdom, Toronto, Canada and Cairo, Egypt facilities. In the first three months of 2001 and the full years of 2000 and 1999, revenues from our U.S. clients represented approximately 75%, 64% and 84% of our revenues, respectively, while services performed for our Indian clients represented 1% of our revenues and the remainder of our revenues during these years was derived from our clients in other countries. In the first three months of 2001, and throughout the full years of 2000 and 1999, managed projects represented approximately 76%, 74% and 76%, respectively, of our revenues. In-house assignments represented the remaining 24%, 26% and 24% of our revenues. Our margins are substantially higher on project work we undertake on a project basis than the in-house work we perform.

         Our wholly owned subsidiary, SeraNova, Inc., or SeraNova, provides internet professional services to businesses. Its services enable its clients to combine the scope and efficiencies of the internet with their existing business processes. SeraNova designs and implements internet-based software applications that help companies manage procurement, sell products and services, provide customer service, conduct supplier transactions and communicate with their employees over the internet. Its services include strategy consulting, creative design, technology implementation and maintenance of internet-based software applications. In all of its client engagements, SeraNova applies its time-to-market approach, its proprietary methodology, to deliver these services. It focuses on five industry markets: financial services, telecommunications, automotive, technology and healthcare. During the last three years, it has provided internet professional services to over 80 clients. Its clients include Global 5000 companies and emerging internet-based companies that conduct their business exclusively over the internet.

                                  OUR STRATEGY

         Our goal is to be the leading Indian provider of information technology services. We intend to achieve this goal through our business strategy which emphasizes the following:

         o        Expanding our services offerings;

         o        Increasing the services we perform off-shore;

         o        Developing and enhancing long-term client relationships;

         o        Attracting and retaining skilled personnel;

         o        Pursuing strategic acquisitions and relationships; and

         o        Capitalizing on our investments in infrastructure.

                                  RISK FACTORS

         An investment in the securities we are offering involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" as well as other information provided in this registration statement/prospectus.

                              CORPORATE INFORMATION

         Our principal executive offices are located at Kolshet Road, Dhokali, Thane (West), India 400607 and our telephone number is 011-91-22-533-8160. Our principal offices in the United States are located at 53 Knightsbridge Road, Piscataway, New Jersey 08854 and our telephone number is (732) 584-5300. Our registered office is situated at 1405, Maker Chamber V, Nariman Point, Mumbai, India-400 021 and our telephone number is 011-91-22-204-9161.

                                 RISK FACTORS

         An investment in the shares or the ADSs involves a high degree of risk. Our annual report on Form 20-F, incorporated into this registration statement/prospectus by reference, describes a number of risks associated with investing in our shares or ADSs. You should carefully consider the following information about these risks, together with the other information in this prospectus, including the information in the sections entitled "Selling Shareholders" and "Material Chages" and those risks contained in our annual report on Form 20-F, prior to buying the shares or the ADSs. The following risks supplement or supercede, as appropriate, the risks contained in our annual report on Form 20-F. If any of these risks actually occur our business could be harmed. In that case, the trading price of our shares could decline, and you might lose all or part of your investment.

     DILUTIVE EFFECT OF CONVERSION UPON CURRENT COMPANY SHAREHOLDERS

         As of January 1, 2002, 85,654,884 equity shares were outstanding, comprised of 72,533,908 equity shares and 6,560,488 ADSs (equivalent to 13,120,976 equity shares). Upon the issuance of the 8,600,000 equity shares which are sought to be registered by this registration statement/prospectus (exclusive of equity shares that may be issued by reason of any stock split, stock dividend or similar transaction involving the equity shares, in order to prevent dilution, in accordance with Rule 416 under the Securities Act), the total outstanding equity shares of our company will be increased to 94,254,884, as a result of which the current (January 1, 2002) shareholders' percentage would be reduced to 90.88%. Such issuance might also have a negative effect on the market for our equity shares in the event that the market is unable to absorb such a large quantity of newly issued equity shares.

         There are a number of factors that may affect the desirability of issuing the ADSs, including the future market price of the ADSs, and exchange rate fluctuation between the Indian rupee and the U.S. dollar. Purchasers of ADSs could therefore experience substantial dilution of their investment upon the issuance of the ADSs sought to be registered by this registration statement/prospectus. The 4,300,000 ADSs offered in this registration statement/prospectus have been registered for resale under the registration statement of which this prospectus forms a part.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

         This section contains a brief summary of certain important provisions of the Indian Companies Act, 1956, or the Companies Act.

         We were incorporated in India in 1992 as a public limited company under the name Silverline Industries Limited. In November 1999, we changed our name to Silverline Technologies Limited. We first offered our equity shares to the public in India in September 1992. Our equity shares are listed for trading in India on The Stock Exchange, Mumbai, the Madras Stock Exchange Ltd., Chennai and The Stock Exchange, Ahmedabad and the National Stock Exchange. Our ADSs are currently listed on the New York Stock Exchange under the symbol "SLT".

         Below please find material information concerning our share capital and a brief summary of the material provisions of the Companies Act, our memorandum of association and articles of association. The following description is not complete and should be read in conjunction with our articles of association and memorandum of association and the relevant provisions of the Companies Act. Our articles of association provide that the regulations contained in Table `A' of the Companies Act apply to us to the extent they are not inconsistent with any of the provisions of our articles of association. In this registration statement/prospectus, all references to our articles of association include the regulations of Table `A' of the Companies Act incorporated into our articles of association.

GENERAL

         Our authorized share capital is Rs. 1.35 billion divided into 135 million equity shares with a par value of Rs. 10 per share. As of January 1, 2002, 85,654,884 equity shares were issued and outstanding. Equity shares are the only class of our share capital. Currently, our memorandum of association and articles of association only authorize us to issue other classes of debt securities in addition to the equity shares. However, the Companies Act permits us to amend our memorandum of association and articles of association to issue other classes of securities in addition to the equity shares and debt securities.

CAPITALIZATION AND INDEBTEDNESS


         The following table presents our unaudited total indebtedness and capitalization on a consolidated basis as of September 30, 2001:

        CAPITALIZATION
        (based on unaudited/provisional financials)                                  At September 30, 2001
                                                                         -----------------------------------------------
                                                                                  Actual              As Adjusted
                                                                                  ------              -----------
                                                                              (in thousands, except share amounts)


        Cash and cash equivalents                                                3,709                  3,709
                                                                         ===============================================

        Current portion of LTD and capital lease obligations                       133                    133
        Long Term Debt and capital lease obligations, excluding current
        installments                                                            20,665                  10,888
        Total Debt                                                              20,798                  11,021

        Shareholders' equity
            Equity shares, Rs. 10 per share par value: authorized
            135,000,000 shares;
              issued and outstanding 85,654,884 shares (actual); issued
            and outstanding

             94,254,884 shares (as adjusted)                                    22,927                  24,716
            Additional Paid in Capital                                         156,437                 164,645
            Retained Earnings                                                   54,347                  54,347
            Deferred, stock based compensation                                     (89)                    (89)
            Accumulated other comprehensive income (expense)                    (8,894)                 (8,894)
                                                                         -----------------------------------------------
            Total Stockholder's equity                                         224,728                 234,725
                                                                         -----------------------------------------------
        TOTAL CAPITALIZATION                                                   245,526                 245,746
                                                                         ===============================================

EMPLOYEE BENEFIT PLANS

INDIAN EMPLOYEE STOCK OPTION PLANS

Indian Employee Stock Option Plan I

         Our Indian Employee Stock Option Plan I authorizes the grant of options to purchase up to an aggregate of 1,000,000 equity shares to eligible employees, officers and directors meeting certain performance criteria. On November 12, 1999, we granted all 1,000,000 options to our executive officers and directors, at an exercise price equal to Rs. 425 ($9.77) per share. The options vest on April 1, 2001, 2002 or 2003, and are exercisable for one year from such dates. The compensation committee established by our board of directors administers the stock option plan.

         As of September 30, 2001, no options for the purchase of equity shares have been exercised and options for the purchase of 237,037 equity shares are currently exercisable. As of September 30, 2000, we forfeited 392,974 options previously granted to our employees who are no longer employed by us.

Indian Employee Stock Option Plan II

         Pursuant to our shareholders approval at the annual general meeting held on September 28, 2000, we granted 700,000 stock options to our resident Indian employees on April 16, 2001, under an Indian Employee Stock Option Plan
II. All options under the plan will be exercisable for equity shares, on a one to one basis at an exercise price of Rs. 61.00 per share, the market price of the equity shares on the date of grant. The options have been granted with the following vesting period:

                  Date of Vesting                            No. of Options
                  ---------------                            --------------
                   June 30, 2002                                175,000
                   June 30, 2003                                175,000
                   June 30, 2004                                350,000

         The employees have one year to exercise the options from the date of vesting.

         As the exercise price and the market price on the date of grant were the same, no compensation cost has been recognized in the financial statements.

ADR-Linked Employee Stock Option Plan I

         Our ADR-Linked Employee Stock Option Plan I authorizes the grant of options to purchase 1,000,000 ADSs (represented by 2,000,000 equity shares of our company) to employees, officers and directors of our U.S. subsidiaries. Each ADS represents two underlying equity shares. The plan was approved by our shareholders on March 21, 2000. All options under the plan will be exercisable for ADSs on a one to one basis (each ADS equals two underlying equity shares), at an exercise price of $25 per ADS, being the market price of our company's ADSs on the date of grant of the option, June 20, 2000. The options have been issued with a vesting period from October 1, 2000 through July 1, 2003. As of September 30, 2001, 673,107 ADSs had vested, but no options had been exercised.

ADR-Linked Employee Stock Option Plan II

         Pursuant to the acquisition of SeraNova and our shareholders' approval at the extraordinary general meeting held on February 20, 2001, we granted 2,000,000 stock options on April 16, 2001 to the employees of SeraNova and its subsidiary, in exchange for options held by them in SeraNova, under the ADR-Linked Employee Stock Option Plan II. All options under the plan will be exercisable for ADSs, on a one to one basis (each ADS equals two underlying equity shares) and at a price of $2.95 per ADS, the market price of our ADSs on the date of grant of the option. The options have been granted with the following vesting period:

                    Date of Vesting                              No. of Options
                    ---------------                              --------------
                    April 16, 2001                                   551,630
                    April 16, 2002                                   289,674
                   October 16, 2002                                  289,674

                   Date of Vesting                               No. of Options
                   ---------------                               --------------
                    April 16, 2003                                   289,674
                  October 16, 2003                                   289,674
                    April 16, 2004                                   289,674

         The employees have five years to exercise the options from the date of vesting.

         As the exercise price and the market price on the date of grant were the same, no compensation cost has been recognized for this plan in our financial statements.

ADR-Linked Employee Stock Option Plan III

         Pursuant to shareholder approval at the extraordinary general meeting held on February 20, 2001, we issued 1,000,000 stock options on April 15, 2001 to the employees of our subsidiaries under our ADR-Linked Employee Stock Option Plan III. Each option under the plan will be exercisable for one ADS (each ADS is equal to two underlying equity shares), at an exercise price of $2.95 per ADS, the market price of our company's ADS on the date of grant of the options. The options have been granted with the following vesting period:

                       Date of Vesting                           No. of Options
                       ---------------                           --------------
                       April 16, 2002                                500,000
                      October 16, 2002                               200,000
                       April 16, 2003                                100,000
                      October 16, 2003                               100,000
                       April 16, 2004                                100,000

         The employees have five years to exercise the options from the date of vesting. As the exercise price of the options and the market price of our ADSs on the date of grant were the same, no compensation cost has been recognized for this plan in the financial statements. As of the date of this registration statement, none of the options under the ADR-Linked Employee Stock Option Plan III has vested.

INDIAN EMPLOYEE WELFARE TRUST PROGRAM

         Our Indian Employee Welfare Trust Program, or the Welfare Trust Program, authorizes the grant of warrants to purchase 2,000,000 equity shares to eligible employees. Each warrant provides the right to subscribe for one equity share at an exercise price equal to Rs. 365 per share. The Welfare Trust Program, approved by our shareholders and adopted by our board of directors on November 5, 1999, is administered by our board of directors. All 2,000,000 warrants were granted to employees on November 5, 1999. The trust established by the Welfare Trust Program has paid approximately $1.7 million towards a 10% amount required to be paid under Indian law on the warrants issued by us to the trust. The trust may exercise the warrants upon payment of the balance of $15.3 million due upon such exercise at any time prior to July 11, 2001.

         As of September 30, 2001, no warrants for the purchase of equity shares have been exercised and no options for the purchase of equity shares are currently exercisable. As of December 31, 2000, we forfeited 240,150 warrants previously granted to our employees who are no longer employed by us.



DIVIDENDS

         Under current Indian law and regulations, we may pay cash dividends, upon the recommendation of our board of directors and approval by a majority of our shareholders. Our shareholders may, as part of this approval, decrease, but not increase the amount of the dividend recommended by the board of directors. In India, dividends are generally declared as a percentage of the par value of a company's equity shares. The dividend recommended by our board of directors, if any, is distributed and paid to the shareholders in proportion to the paid-in value of their equity shares within thirty (30) days of shareholder approval at the annual general meeting. In addition, our board of directors has the discretion to declare and pay interim dividends to the shareholders without prior shareholder approval. Under Indian law, dividends can only be paid in cash to registered shareholders on a date fixed on or before the annual general meeting date.

         Under Indian law, any dividends that remain unpaid or unclaimed after the 30-day period are to be transferred to a special bank account to be opened by us within seven days of the expiration of the 30-day period. Any dividend amounts that remains unclaimed for seven years from the date of the transfer to the special bank account are to be transferred to an Investor Education and Protection Fund created by the Government of India, or the Protection Fund. No claims for the payment of dividends unpaid or unclaimed for a period of seven years may be brought against the Protection Fund or against us.

         Under Indian law, dividends may be paid out of our profits in the year in which the dividend is declared, or out of our undistributed profits from previous years. Under Indian law, prior to the declaration of a dividend greater than 10% of the par value of our shares, we are required to transfer to reserves a minimum percentage of our profits in that year, ranging from 2.5% to 10% and depending upon the dividend percentage to be declared in that year.

         Indian law further provides that, in the event we have inadequate profits or an absence of profits in any year, we may declare a dividend for that year out of our accumulated profits earned in previous years and transferred to our reserves, subject to the following conditions:

         o the rate of dividend to be declared shall not exceed 10% of the paid-in capital or the average of the rate at which dividends were declared by us in the last five years, whichever is less;

         o the balance of reserves following the withdrawals shall not fall below 15% of the paid-in capital; and

         o the total amount to be drawn from the accumulated profits earned in the previous years and transferred to our reserves may not exceed an amount equivalent to 10% of our paid-in capital and free reserves, and the amount so drawn is to be used first to set off our losses incurred in the fiscal year before any dividends are declared.

         In addition, dividends are subject to a tax of 10.2%, including a current applicable surcharge of 2%. This tax is neither paid by shareholders nor is it a withholding requirement, but rather it is a direct tax payable by us. We declared and paid cash dividends of 1.25 Indian rupees ($0.03) per equity share for the financial year ended March 31, 1998, 1.75 Indian rupees ($0.04) per equity share for the financial year ended March 31, 1999, 1.75 Indian rupees ($0.04) per equity share for the financial year ended March 31, 2000, and 1.25 Indian rupees ($0.03) per equity share for the financial year ended March 31, 2001. Although we intend to continue to declare dividend payments, we cannot assure you that any future dividends will be declared or paid or what the amount of those dividends shall be. To the extent we do declare and pay dividends, these dividends will be taxed as described above, in addition to any other tax payable on dividends by holders of our ADSs.

BONUS SHARES

         In addition to permitting dividends to be paid out of current or retained earnings as described above, Indian law permits our board of directors to distribute an amount transferred from our general reserve or surplus in our profit and loss account to our shareholders in the form of bonus shares, which is similar to a stock dividend. Indian law also permits the issuance of bonus shares from a share premium account, general reserve account or the amount lying in the credit of a company's profit and loss account. Bonus shares are distributed to shareholders based on the recommendation of our board of directors and in proportion to the number of equity shares each shareholder owns. The distribution of bonus shares is subject to the approval of the shareholders at a general meeting.

PRE-EMPTIVE RIGHTS AND ISSUANCE OF ADDITIONAL SHARES

         Under current Indian law, we must offer holders of our equity shares pre-emptive rights to purchase a proportionate number of equity shares to maintain their existing ownership percentage prior to the issuance of any new equity shares, unless the pre-emptive rights have been waived by a special resolution passed by three-fourths of the shareholders present and voting at a general meeting. If the special resolution with respect to the waiver of the pre-emptive rights is not approved, we must first offer the new equity shares to our existing shareholders as of a specified record date. Our offer must include:

      o a right, exercisable by shareholders of record, to renounce the equity shares offered in favor of any other person acceptable to the board of directors; and

      o the number of equity shares offered and the deadline for accepting the offer, which cannot be less than fifteen (15) days from the date of the offer.

         If the offer is not accepted by a shareholder prior to the deadline, then it is deemed to have been declined. Indian law and our articles of association authorize our board of directors to distribute any new equity shares not purchased by the holders of pre-emptive rights in any manner that they consider to be most beneficial to us.

         To the extent that pre-emptive rights are granted, U.S. holders of the ADSs may be unable to exercise pre-emptive rights for equity shares underlying the ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available.

         At the time of any rights offering, we intend to evaluate the costs and potential liabilities associated with filing a registration statement, as well as the benefits of enabling holders of the ADSs to exercise their pre-emptive rights. We cannot assure you that we will file any such registration statement.

         Whenever we intend to offer pre-emptive rights, we will notify the ADS depositary in advance. If the ADS depositary indicates that it wishes to offer such pre-emptive rights to the ADS holders, we will assist the ADS depositary in determining whether such distribution to holders is lawful and reasonably practicable.

         The distribution will be made net of fees, expenses, taxes and governmental charges payable by the holders of the ADSs under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received. Holders of the ADSs may be unable to exercise pre-emptive rights, in which case the proportional interests of such holders in our company would be reduced.

         For the offering contemplated by this registration statement/prospectus and the issuance of the underlying equity shares, the existing shareholders have waived their pre-emptive rights.


GENERAL MEETINGS OF SHAREHOLDERS

         We must convene an annual general meeting of our shareholders within six months after the end of each fiscal year. There should not be a gap of more than fifteen (15) months between two annual meetings of our shareholders. We may convene an extraordinary general meeting of shareholders when necessary, or at the request of any shareholder or shareholders holding voting securities with an aggregate value of at least 10% of our paid-in capital. Pursuant to a resolution of our board of directors, our annual general meeting is generally convened by our secretary. Written notice describing the agenda of a shareholders' meeting must be delivered to shareholders of record at least twenty-one (21) days (excluding the days of mailing and receipt) prior to the applicable meeting. You will be entitled to attend or vote at our general meetings provided that you are registered as a shareholder on the record date of the applicable meeting.

         Our annual general meetings must be held either at our registered office, or at such other place within the same city or town in which our registered office is situated. Our registered office is located at 1405, Maker Chamber V, Nariman Point, Mumbai (Bombay) 400021 in the State of Maharashtra, India. Meetings other than our annual general meetings may be held at any other place designated by the board of directors.

         The quorum for general meetings is the presence in person of a least five shareholders.


BOARD OF DIRECTORS

         Section 217 of the Companies Act requires that every balance sheet which is presented to the shareholders at a general meeting of a company should be accompanied by a report of the board of directors of that company with respect to, among other things, the state of the company's affairs and the amount, if any, which the board of directors recommend should be paid as dividends. The recent amendments to the Companies Act make it mandatory for the board of directors of a company to include a Directors' Responsibility Report in the report of the board of directors referenced above which shall include the following:

         o A statement to the effect that while preparing the annual accounts of the company, the applicable accounting standards have been followed, as well as proper explanation relating to material departures from the same;

        o A statement to the effect that the directors had selected such accounting policies and applied them consistently and made judgments and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the company at the end of the financial year and of the profit and loss of the company for that period;

        o That the directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of the Companies Act for safeguarding the assets of the company and detecting fraud and other irregularities; and

        o That the directors had prepared the annual accounts of the company on a going concern basis.

         The board of directors must also provide information and explanations in its report with respect to any reservation, qualification or adverse remark contained in the auditor's report. The recent amendments to the Companies Act impose a penalty of twenty thousand Indian Rupees (Rs. 20,000), as well as imprisonment, for the breach of any of the above provisions.

         The recent amendments to the Companies Act include amendments to the provisions relating to the appointment and qualifications of directors. The recent amendments to the Companies Act provide for the appointment of nominee directors by minority shareholders. However, the appointment of such nominee directors is optional and not mandatory.

         The recent amendments to the Companies Act disqualify a person from being appointed as a director of a company, if he or she was a director of a public company which had committed certain defaults such as not filing the annual accounts or failing to pay deposits or interest on such deposits. The recent amendments to the Companies Act also prohibit a person from serving as a director of more than fifteen (15) companies at the same time. None of our directors have been disqualified under the above provisions.


VOTING RIGHTS

         At any general meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding:

             o at least 10% of the total equity shares entitled to vote at the general meeting; or

             o equity shares with an aggregate paid-in capital of at least fifty thousand Indian Rupees (Rs. 50,000).

         Upon a show of hands, every shareholder entitled to vote and present in person has one vote. On a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid-in capital held by that shareholder. The chairman of our board of directors has a deciding vote in the case of any tied vote.

         Any of our shareholders may appoint a proxy. The instrument appointing a proxy must be delivered to us at least forty-eight (48) hours prior to the applicable meeting. A proxy may not vote except on a poll. However, a corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll.

         Ordinary resolutions may be passed by a simple majority of the shareholders present and voting at any properly called general meeting. Certain actions must be approved by resolutions which have been passed by the affirmative vote, whether by show of hands or poll, of not less than three times the number of votes, if any, cast against the resolution. These actions, include, without limitation, the following:

             o    amendments to our articles of association;

             o    commencement of a new line of business;

             o waiver of pre-emptive rights for the issuance of any new equity shares; and

             o    reduction of our share capital.

VOTING BY POSTAL BALLOT

         A recent amendment to the Companies Act has introduced the concept of postal ballot and states that Indian public companies which are listed on recognized stock exchanges in India may, with respect to certain items approved by the Indian central government, pass a resolution by means of postal ballot (including electronic voting), instead of transacting the business in a general meeting of the company. Prior to said amendment, all the shareholders' resolutions had to be passed at a meeting of the shareholders, as there were no provision for postal ballot under the Companies Act.

         In May 2001, the Indian central government stated that the following list of items should or may be resolved by way of postal ballot:

             o alteration in the object clause of the memorandum of association;

             o alteration of the articles of association in relation to deletion or insertion of provisions defining private company;

             o    buy-back by the company of its own shares;

             o    issuance of shares with differential voting rights;

             o    a company's registered office location change;

             o    sale of all or substantially all of a company;

             o giving loans or extending guarantees or providing security in excess of the limit prescribed under sub-section (1) of
                  Section 372A of the Companies Act;

             o election of a director under sub-section (1) of Section 252 of the Companies Act;

             o power to compromise or make arrangements with creditors and members; and

             o variation in the rights attached to a class of shares or debentures or other securities.

REGISTER OF SHAREHOLDERS AND RECORD DATES

         We maintain a register of our shareholders in Mumbai (Bombay). For the purpose of determining the equity shares that are entitled to annual dividends, the register is closed for a specified period prior to the annual general meeting. The date on which this period begins is the record date.

         To determine which shareholders are entitled to certain shareholder rights, we may close the register of shareholders in accordance with the applicable resolution of our board of directors. Under Indian law, we are required to give at least forty-two (42) days prior notice to the Indian stock exchanges and at least seven days prior notice to the public before we may close the register of our shareholders. We may not close the register of our shareholders for more than thirty (30) consecutive days or for more than forty-five (45) days in a year. Trading of our equity shares may, however, continue while the register of our shareholders is closed.

TRANSFER OF SHARES

         Our equity shares are publicly listed in India and these equity shares are freely transferable in India, subject only to the provisions of Section 111A of the Companies Act. Under Indian law, unless the shares of a company are held in dematerialized or book entry form, a transfer of shares is effected by executing a transfer instrument in the form prescribed by the Companies Act and the rules thereunder, together with the delivery of the share certificates representing the transferred shares. Our transfer agent in India is Intime Spectrum Registry Private Limited, Mumbai (Bombay), Maharashtra, India. Recently, the Securities and Exchange Board of India, or the SEBI, has mandated that all of our equity shares be traded only in electronic form. As a result, all of the trading and settlement in our equity shares is done only through a dematerialized mode.

         Equity shares transferred electronically require that both the transferor and the transferee have an account with the Indian depositary participants. Charges for opening and maintaining an account vary with each depositary participant. The depositary transfers shares by entering the name of the purchaser in its books as the beneficial owner of the shares. In turn, we enter the name of the depositary in our records as the registered owner of the shares. The beneficial owner is entitled to all of the rights and benefits, as well as the liabilities, with respect to the shares that are held by the depositary. Transfer of beneficial ownership through a depositary is exempt from any stamp duty.

         Under the Companies Act, if we refuse to register a transfer of equity shares or do not respond to a request for a transfer within two months from the date on which the application for such transfer is made, the transferee may appeal to the Indian Company Law Board, or the Company Law Board, a statutory body, to direct us to register the transfer.

         When any transfer of shares is alleged to have been made in contravention of any of the provisions of the Securities and Exchange Board of India Act, 1992, the Sick Industrial Companies (Special Provisions) Act, 1985 or any other Indian law, our company, the depositary, investors or the SEBI may file an application with the Company Law Board for the rectification of our register of shareholders or the depositary's records. The Company Law Board, in turn, after making the necessary inquiry, may direct our company or the depositary to rectify our register of shareholders or the depositary's records.

         The Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention. Despite this investigation, the rights of a shareholder to transfer the shares will not be restricted.

         We have entered into listing agreements with The Stock Exchange, Mumbai, the Madras Stock Exchange Ltd., Chennai and The Stock Exchange, Ahmedabad and the National Stock Exchange. Clause 40A of the listing agreement for The Stock Exchange, Mumbai provides that if an acquisition of our shares results in the acquiring person and its associates holding 5% or more of our outstanding equity shares or voting rights, the acquiring person must report its holding to us and The Stock Exchange, Mumbai.

         Certain provisions under Indian law may have the effect of delaying, preventing or rendering more difficult an acquisition or merger of our company even if the acquisition or merger is beneficial to or favored by our shareholders. Indian law requires any person who acquires 5% and 10% or more of our equity shares to disclose the same to each stock exchange on which the shares are listed. In addition, if any person and its associates acquires more than 15% of our equity shares, that person must publicly offer to acquire another 20% of our equity shares. However, no public offer is required if a person who holds between 15% and 75% of our equity shares does not acquire more than an additional 10% of the equity shares in any 12-month period. These requirements do not apply to the acquisition of ADSs, but will apply upon the conversion of ADSs into equity shares.


DISCLOSURE OF OWNERSHIP INTEREST

         Pursuant to Section 187C of the Companies Act, beneficial owners of our shares who are not holders of record must disclose details regarding the holder of record, and the holder of record must disclose details regarding the beneficial owner. Any lien, promissory note or other collateral agreement created, executed or entered into with respect to any equity share by its registered owner, or any hypothecation by the registered owner of any equity share will not be enforceable by the beneficial owner (or any person claiming the rights to any of the above instruments through the beneficial owner) if the required declaration was not made.

         Failure to comply with Section 187C of the Companies Act will not affect our obligation to register a transfer of shares or to pay dividends to the registered holder of any equity shares pursuant to which the declaration has not been made, but any person who fails to make the required declaration within thirty (30) days may be liable for a fine of up to one thousand Indian Rupees (Rs. 1,000) for each day the declaration is not made. In addition, if a company fails to comply with the provisions of this section, then the company and every officer of the company who is in default, is liable to pay a fine which may extend to one hundred Indian Rupees (Rs. 100) for each day during which the default continues. In the absence of any specific exemption granted by the Department of Company Affairs with respect to the application of this provision to the holders of ADSs, the reporting requirements under this section apply to the holders of the ADSs and the investors who exchange ADSs for the underlying equity shares. Additionally, holders of ADSs may be required to comply with the notification and disclosure obligations pursuant to the provisions of the deposit agreement entered into by our company, the holders and the depositary.


AUDIT COMMITTEE AND ANNUAL REPORT

         At least twenty-one (21) days (excluding the days of mailing and receipt) prior to the annual general meeting of our shareholders, we must deliver an abridged version of our audited balance sheet and profit and loss account, as well as the related reports of our board of directors and auditors to our shareholders, together with a notice convening the annual general meeting. Under Indian law, we are also required to make available, upon the request of any shareholder, a complete balance sheet and profit and loss account.

         The Companies Act did not provide for the mandatory constitution of an audit committee. The New Companies Act renders the constitution of an audit committee mandatory for Indian public limited companies having a paid-up capital of at least fifty million Indian Rupees (Rs. 50,000,000). In addition, the New Companies Act prohibits a shareholder of a company from accepting an appointment as the auditor of that company if the shares held by him/her carry voting rights. Since our paid-up share capital is in excess of fifty million Indian Rupees (Rs. 50,000,000), we must maintain an audit committee.

         Under Indian law, we must file with the Registrar of Companies in Mumbai (Bombay), India, our balance sheet and annual profit and loss account within thirty (30) days of the conclusion of our annual general meeting. Within sixty (60) days following the annual general meeting, we must also file an annual return containing a list of our registered shareholders or changes thereto. The depositary will be named on this annual return as the registered shareholder of the equity shares deposited with it which are represented by ADSs.


COMPANY ACQUISITION OF ITS OWN EQUITY SHARES

         Under Indian law, in order for a company to reduce its share capital, it must obtain the approval of at least seventy-five percent (75%) of its shareholders voting on the matter and the approval of the High Court of the State in which the registered office of the company is situated.

         A company may also, under certain circumstances, buy-back its own shares without seeking the approval of the High Court. A company would have to extinguish the shares it so acquires within seven days of the completion of the buy-back. A company is not permitted to buy-back its own shares for treasury operations. Following the completion of a buy-back, a company cannot issue the same kind of shares for a period of six months from the date of the buy-back, with the exception of bonus issues or issuances related to the discharge of subsisting obligations. The acquisition by an Indian listed company such as ours, of its own shares must comply with the prescribed rules, regulations and conditions in the Companies Act, and the Indian Securities and Exchange Board of India (Buy-back of Shares) Regulations, 1998 as amended from time to time, or the Buy-back Regulations. The Buy-back Regulations have been recently amended to provide that a company buying back its securities would be required to provide at least seven days prior notice of such proposal to the stock exchange where the company's shares are listed. Our articles of association do not permit us to buy-back our own shares because they were adopted prior to the enactment of
Section 77A in the Companies Act. We may amend our articles of association to reflect the new change of law in the Companies Act by a resolution passed by three-fourths of our shareholders present and voting at a general meeting of our shareholders.

         If we amend our articles of association, the holders of ADSs may be eligible to participate in a buy-back of equity shares by withdrawing equity shares from the depositary and then selling those equity shares back to us. You should note, however, that anyone who withdraws equity shares from the depositary is prohibited from re-depositing those equity shares with the depositary and receiving ADSs. For further details on the status of the regulations relating to the dual fungibility of ADSs, please refer to the section "Dual Fungibility" in this section.

         Even if we amend our articles of association, there can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by our company. ADS investors are advised to consult their Indian legal counsel prior to participating in any buy-back by us, when, and if, it takes place.


LIQUIDATION RIGHTS

         Subject to the rights of creditors, employees and holders of any equity shares entitled to preferential liquidation rights, if any, in the event of the winding-up of our company, holders of the equity shares are entitled to be repaid the amounts of paid-in capital or credited as paid-in on such equity shares. All surplus assets remaining after payments are made to the holders of any preference shares at the commencement of the winding-up shall be paid to holders of equity shares in proportion to their shareholdings.


REGULATION OF CAPITAL MARKETS

         The recent amendments to the Companies Act empower the SEBI to administer provisions relating to the issuance and transfer of securities and the non-payment of dividends with respect to listed companies and those public companies proposing to get their securities listed. Furthermore, the SEBI has been specifically empowered to conduct inspections of a company's records and has been vested with the power to prosecute companies who have committed defaults relating to the issuance and transfer of securities.

CORPORATE GOVERNANCE

         The SEBI has made certain rules and regulations as to certain matters which govern the agreements made by companies whose shares are listed on a recognized stock exchange in India. These corporate governance amendments require that a company's board of directors consist of a certain percentage of non-executive directors, require the establishment of an audit committee, require that a company should provide information relating to the remuneration of the directors in its annual report, specify the requirements for a meeting of the board of directors, require that the company submit a Management Discussion and Analysis Report in the annual report, and specify measures that have to be undertaken by a company to address the complaints of shareholders. These amendments also provide that the directors must provide a report on corporate governance as part of the company's annual report.

                 EXCHANGE CONTROLS AND CERTAIN OTHER REGULATIONS

GENERAL

         Prior to June 1, 2000, foreign investment in Indian securities, including the acquisition, sale and transfer of securities in Indian companies, was regulated by the Foreign Exchange Regulation Act, 1973. However, since June 1, 2000, foreign investment in Indian securities is regulated by the provisions of the Foreign Exchange Management Act, 1999, or the FEMA and the accompanying rules and regulations issued by the Central Government of India, or the GOI, and the Reserve Bank of India, or the RBI. These include, among others, the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2000, or the Foreign Direct Investment Regulations and the notifications issued by the Indian Ministry of Finance and the press releases issued by the Indian Ministry of Commerce and Industry of the Government of India.

         Certain regulations issued by the SEBI and the RBI restricting ownership levels in Indian companies are also discussed herein. A summary of the legislation, regulations and guidelines referred to above is provided below.


FOREIGN DIRECT INVESTMENT

         Currently, subject to certain exceptions, direct investment in Indian companies by foreign investors, by individuals of Indian nationality or origin residing outside India, by non-resident Indians, and by overseas corporate bodies owned at least sixty percent (60%) by such persons, or overseas corporate bodies, would not require the prior approval of either the RBI or the Foreign Investment Promotion Board, or the FIPB, which is a part of the Indian Ministry of Commerce and Industry of the Government of India. Therefore, no prior approval of the FIPB or the RBI is required for foreign direct investment in our company.

         In cases where approval of neither the FIPB nor the RBI is required, a declaration providing details of the foreign investment is required to be filed by the company receiving the foreign investment with the RBI within a period of thirty (30) days of the receipt of the investment in India and another report must be filed by the company within thirty (30) days of the issuance of the shares to foreign investors in the Indian company. Foreign direct investment in our company is subject to these notification requirements.

         The foreign direct investment regime in India discussed above applies only to new issuances of shares made by Indian companies and does not apply to a transfer of shares.

RESTRICTIONS ON THE SALE OF EQUITY SHARES UNDERLYING THE ADSs

         No approval is required for transfers of ADSs outside India between two non-residents. However, the transfer of the shares underlying the American Depositary Receipts, or ADRs, by a non-resident of India to an Indian resident is regulated by the RBI.

         Specific approval of the RBI must be obtained in connection with the following:

         o any renunciation of rights in the underlying equity shares in favor of a person resident in India; and

         o the sale of the underlying equity shares by a non-resident of India to an Indian resident.

         In such cases, the foreign investor must apply to the RBI by submitting Form TS1, which requires information as to the transferor, the transferee, the capitalization structure of the company whose shares are to be sold, the proposed price and other information. The RBI is not required to respond to a Form TS1 application within any specific time period and may grant or deny approval for the renunciation of the rights or the sale of the underlying equity shares at its discretion.

         Exceptions to the RBI approval requirement include sales made through a registered Indian broker or through a recognized stock exchange in India at the prevailing market rates, or the offer of shares by shareholders in accordance with the terms of a tender offer under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997.

         The proceeds from any sale of the underlying equity shares by a non-resident of India to an Indian resident may be transferred outside India after receipt of the RBI's approval, if required, and the payment of applicable taxes and stamp duties.


DUAL FUNGIBILITY

         Indian law did not provide for the conversion of shares into ADRs. The RBI has recently permitted registered brokers in India to purchase the shares of an Indian company on behalf of a person resident outside India for the purpose of converting the shares so purchased into ADRs, if the:

         o   shares are purchased on a recognized stock exchange in India;

         o   the Indian company has issued ADRs;

         o the shares are purchased with the permission of the custodian of the ADRs of the applicable Indian company and are deposited with the custodian;

         o the number of shares so purchased do not exceed the number of ADRs converted into underlying shares and shall be subject to sectoral caps as applicable; and

         o the non-resident investor, broker, custodian and the overseas depositary comply with the provisions of the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993, or the Scheme, and guidelines issued thereunder by the Indian central government from time to time.

         Although the RBI has issued the guidelines referred to above, the Indian central government has not yet issued guidelines modifying the provisions of the Scheme. As a result, a person can convert the shares into ADRs only after the Indian central government issues guidelines to modify the Scheme.


                    DESCRIPTION OF AMERICAN DEPOSITARY SHARES

         JP Morgan Chase Bank acts as the depositary for our ADSs pursuant to a deposit agreement which is an exhibit to the Form F-6 registration statement filed by us. The depositary's offices are located in New York, New York. The deposit agreement is governed by New York law. However, our obligations to the holders of our equity shares will continue to be governed by the laws of India, which are different from the laws of the United States. American depositary shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts or "ADRs". The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, however, the depositary is initially acting as custodian.

         Below please find a summary description of our ADSs and the rights of the owners of the ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

         Each of our ADSs represents two equity shares of our company on deposit with the custodian bank. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS which has not been distributed to the owner because of legal restrictions or practical considerations.

         If you become an owner of our ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and the terms of the ADR that represents your ADSs. An ADS may be issued in either book-entry or certificated form by the depositary. If an ADS is issued in book-entry form you will receive periodic statements from the depositary indicating your ownership interest in the ADSs. The deposit agreement and the ADR specify your rights and obligations as owner of ADSs, as well as the rights and obligations of the depositary. As a holder of the ADSs you appoint the depositary to act on your behalf in certain circumstances.

         As an owner of the ADSs, you may hold your ADSs either by means of an ADR registered in your name on the books of the depositary or through a brokerage or safekeeping account. If you decide to hold your ADSs through a brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder". When we refer to "you", it assumes you own new ADSs and will own ADSs at the relevant time.

DIVIDENDS AND DISTRIBUTIONS

         Under current Indian laws and regulations, we may pay cash dividends out of our profits in the year in which the dividend is declared or out of our undistributed profits from our previous financial years, upon the recommendation of our board of directors and approval by a majority of our shareholders. Our shareholders may, as part of this approval, decrease, but not increase the amount of the dividend recommended by the board of directors. Under Indian law, prior to the declaration of a dividend greater than 10% of the par value of our equity shares, we are required to transfer to our reserves a minimum percentage of our profits in that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in that year. In addition, the board of directors has the discretion to declare and pay interim dividends without prior shareholder approval.

         We declared and paid cash dividends of 1.25 Indian rupees ($0.03) per equity share for the financial year ended March 31, 1998, 1.75 Indian rupees ($0.04) per equity share for the financial year ended March 31, 1999, 1.75 Indian rupees ($0.04) per equity share for the financial year ended March 31, 2000, and 1.25 Indian rupees ($0.03) per equity share for the financial year ended March 31, 2001. Although we intend to continue to declare dividend payments, we cannot assure you that any future dividends will be declared or paid or as to the amount of those dividends.

         Dividends declared, distributed or paid by an Indian company were subject to a tax of 22% until March 31, 2001. Currently, they are subject to a tax of 10.2% including the presently applicable 2% surcharge. This tax is neither paid by shareholders nor is it a withholding requirement, but rather it is a direct tax payable by the company.

         As an ADS holder, you will generally be entitled to receive dividends payable with respect to the equity shares represented by your ADSs. Cash dividends with respect to the equity shares represented by your ADSs will be paid to the depositary in Indian rupees, except as otherwise described in this registration statement/prospectus under the heading "Description of Capital Stock". The depositary will distribute these proceeds to you. The equity shares represented by your ADSs will rank equally with our existing equity shares with respect to dividends.

DISTRIBUTIONS OF CASH

         Whenever we pay a cash dividend on our equity shares, we will notify the depositary. Cash dividends with respect to the equity shares represented by your ADSs will be paid to the depositary in Indian rupees. Upon receipt of the notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if practicable, and only if the Indian rupees are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by the holders under the terms of the deposit agreement. In addition, prior to a distribution, the depositary will deduct any taxes that are due. The depositary will apply the same distribution method to the proceeds of the sale of any property held by the custodian with respect to securities on deposit. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency you may lose some or all of the value of the distribution.


DISTRIBUTIONS OF SHARES

         Whenever we make a distribution of bonus equity shares on our previously outstanding equity shares, we will notify the depositary. Upon receipt of the notice, the depositary will distribute to the holders new ADSs representing the bonus equity shares deposited, in which case each of the ADSs you hold will represent rights and interests in the additional equity shares deposited. Only whole new ADSs will be distributed. As in the case of a cash distribution, fractional entitlements will be sold and the proceeds will be distributed.

         The distribution of new ADSs will be made net of the fees, expenses, taxes and governmental charges payable by the holders under the terms of the deposit agreement. In order to pay taxes or governmental charges, the depositary may sell all or a portion of the new equity shares so distributed. No distribution of new ADSs will be made if it would violate applicable laws, such as the U.S. federal securities laws, or if it is not practicable. If the depositary does not distribute new ADSs as described above, it will sell the equity shares received and will distribute the proceeds of the sale as in the case of a cash distribution.

DISTRIBUTIONS OF RIGHTS

         Whenever we intend to distribute rights to subscribe for additional equity shares or other rights, we will notify the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable for the ADS holders to distribute these rights to the ADS holders.

         The depositary will establish procedures, subject to us providing all the documentation contemplated in the deposit agreement, relating to the distribution of rights to subscribe for additional ADSs and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new equity shares directly rather than new ADSs.

         The depositary will not distribute the rights to you if:

         o   we fail to deliver satisfactory documents to the depositary; or

         o   it is not reasonably practicable to distribute the rights.

         The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will then be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.


OTHER DISTRIBUTIONS

         Whenever we intend to distribute property other than cash, our equity shares or rights to purchase additional equity shares, we will notify the depositary in advance. If so, we may assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

         If it is reasonably practicable to distribute such property to you and if we deliver all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in the manner it deems practicable.

         Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

         The depositary may not be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price and any of these transactions may not be completed within a specified time period.


CHANGES AFFECTING EQUITY SHARES

         Our equity shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or other reclassification of our equity shares or a recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets.

         If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged with respect to the equity shares held on deposit. The depositary may in these circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. As in the case of a cash distribution, if the depositary may not lawfully distribute this property to you, the depositary may sell this property and distribute the net proceeds to you. If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in this property.

ISSUANCE OF ADSs UPON DEPOSIT OF EQUITY SHARES

         The depositary will issue ADSs upon the deposit of equity shares or evidence of rights to receive equity shares with the custodian. In the case of the ADSs to be issued under this registration statement/prospectus, we will arrange for the deposit of such equity shares. Except for equity shares deposited by us, no equity shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons.

         Equity shares deposited in the future with the custodian must be accompanied by certain documents, including instruments demonstrating that such equity shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Following the closing of the offering to which this prospectus relates, unless otherwise agreed to by the depositary and our company and permitted by applicable law, only the following may be deposited with the depositary or custodian: (1) equity shares issued as a dividend or free distribution in respect of deposited securities; (2) equity shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of equity shares; and (3) securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

         The custodian will hold all deposited equity shares, including those deposited by or on our behalf in connection with the offering hereunder, for the account of the depositary. ADS holders thus have no direct ownership interest in the equity shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received in substitution for the deposited equity shares. The deposited equity shares and any such additional items are referred to below as "deposited securities."

         Upon each deposit of equity shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

WITHDRAWAL OF SHARES UPON CANCELLATION OF ADSs

         As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying equity shares at the custodian's offices. At your risk, expense and request, the depositary may deliver the underlying equity shares to a different place. In order to withdraw the equity shares represented by your ADSs, you will be required to pay to the depositary the fees for the cancellation of your ADSs and any charges and taxes payable upon the transfer of the equity shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

         If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity, genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the equity shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

         You will have the right to withdraw the securities represented by your ADSs at any time except for:

         o temporary delays that may arise because (1) the transfer books for the equity shares or ADSs are closed, or (2) equity shares are immobilized on account of a shareholders' meeting or a payment of dividends;

         o    obligations to pay fees, taxes and similar charges; and

         o restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

         Unless the applicable law changes, once withdrawn, shares may not be redeposited under the deposit agreement. If you withdraw the equity shares evidenced by your ADSs, a stamp duty of 0.5 percent of the market value of the shares will be charged to you in respect of these withdrawn shares; however, you will not be required to pay such stamp duty for the transfer of shares held in dematerialized or book entry form. Any subsequent transfer of shares by you after your withdrawal of your equity shares will require the approval of the GOI, which approval must be obtained by your purchaser under the provisions of the FEMA unless the transfer is on a stock exchange or in connection with an offer under the Indian takeover regulations.

         The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

         You are currently prohibited from re-depositing your withdrawn equity shares with the depositary and receiving ADSs.

VOTING RIGHTS

         As an ADS holder, you generally have the right under the deposit agreement to instruct the depositary how to exercise voting rights for the equity shares represented by your ADSs.

         At our request, the depositary will mail to you any notice of a shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. If the depositary receives on a timely basis voting instructions for an ADS holder, it will endeavor to vote the securities representing the holder's ADSs in accordance with those voting instructions.

         The ability of the depositary to carry out the voting instructions, however, may be limited by practical and legal limitations, such as time zone differences and logistical problems, and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. The depositary will not itself exercise any voting discretion in respect of any deposited securities. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any one vote. If no voting instructions have been received by the depositary, the depositary will appoint a person designated by us as proxy to vote the securities.

         The depositary may, after consultation with us, if practicable, fix record dates, which shall be as near as practicable to any corresponding record date set by us, for the determination of the ADS holders who will be entitled:

         o    to receive a dividend, distribution or rights; or

         o to give instructions for the exercise of voting rights at a meeting of holders of equity shares or other deposited securities, all subject to the provisions of the deposit agreement.


REPORTS AND OTHER COMMUNICATIONS

         The depositary will make available for inspection by ADS holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished in English.


FEES AND CHARGES

         As an ADS holder, you will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion less than 100, issued or surrendered.

         As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

         o fees for the transfer and registration of equity shares, for example, upon deposit and withdrawal of equity shares;

         o     expenses incurred for converting foreign currency into U.S.
               dollars;

         o expenses for cable, telex and fax transmissions and for delivery of newly issued securities; and

         o taxes and duties upon the transfer of securities, for example, when equity shares are deposited or withdrawn from deposit.

         We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.


AMENDMENT AND TERMINATION

         We may agree with the depositary to modify the deposit agreement at any time, without your consent. We undertake to give you thirty (30) days' prior notice of any modifications that impose or increase any fees or charges, or that would prejudice any of your substantial rights under the deposit agreement, except in very limited circumstances enumerated in the deposit agreement and except for taxes, transfer and registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses.

         You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. Except as permitted by law, the deposit agreement cannot be amended to prevent you from withdrawing the equity shares represented by your ADSs. If a governmental body adopts new laws or rules which require the deposit agreement or the ADSs to be amended, our company and the depositary may make necessary amendments, which could take effect before you receive notice thereof.

         We have the right to direct the depositary to terminate the deposit agreement at our request. The depositary must give notice to the holders at least thirty (30) days before termination.

         Upon termination, the following will occur under the deposit agreement:

         o for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the equity shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those equity shares. During this six month period, the depositary will continue to collect all distributions received on the equity shares on deposit, that is, dividends, but will not distribute any property to you until you request the cancellation of your ADSs; and

         o after the expiration of this six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from this sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.


BOOKS OF DEPOSITARY

         The depositary will maintain ADS holder records at its office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

         The depositary maintains facilities in New York where it records and processes the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.


LIMITATIONS ON OBLIGATIONS AND LIABILITIES TO ADS HOLDERS

         The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

         o we and the depositary are obligated only to take the actions specifically stated in the deposit agreement without gross negligence or bad faith;

         o the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any one vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

         o we and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

         o we and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control;

         o we and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for by the deposit agreement or in any provisions of the securities on deposit;

         o we and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting equity shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either us or the depositary in good faith to be competent to give such advice or information;

         o we and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties;

         o neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to any deposited securities or ADSs. We and our agents shall be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or ADSs only if we are indemnified by ADS holders, in a manner satisfactory to us, against all expenses, including fees and disbursements of counsel, as often as we may require; and

         o the depositary may own and deal in deposited securities and in ADSs.


DISCLOSURE OF INTEREST IN ADSs

         We may, from time to time, request you and other holders and beneficial owners of ADSs to provide information as to:

        o the capacity in which you and other holders and beneficial owners own or owned ADSs;

        o the identity of any other persons now or previously interested in such ADSs; and

        o     the nature of such interest and various other matters.

         You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

         We may restrict the transfer of shares where any transfer might result in the contravention of applicable laws or our organizational documents. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the shares underlying your ADSs.

PRE-RELEASE TRANSACTIONS

         The depositary may, in certain circumstances, issue ADSs prior to its receipt of a deposit of equity shares or release equity shares prior to its receipt of ADSs. These transactions are commonly referred to as "pre-release transactions". The depositary may pre-release ADSs only if:

         o the depositary has received collateral for the full market value of the pre-released ADSs; and

         o each recipient of pre-released ADSs agrees in writing that he or she owns the underlying equity shares, assigns all rights in such shares to the depositary, holds such shares for the account of the depositary and will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

         In general, the number of pre-released ADSs will not be more than 30% of all ADSs outstanding at any given time. However, the depositary may change or disregard such limit from time to time as it deems appropriate. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, such as the need to receive collateral, the type of collateral required, and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.


TAXES

         You will be responsible for the taxes and other governmental charges payable on the ADSs and the equity securities represented by the ADSs. Our company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by the holders and may sell any and all property, including your ADSs, on deposit to pay for the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes and government charges that are due.

         The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADSs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

                                    TAXATION

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs or equity shares by a beneficial owner of those ADSs or equity shares, referred to in each case for purposes of this discussion as a "U.S. Holder," that is:

         o        a citizen or individual resident of the United States;

         o a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or under the law of the United States or of any state or the District of Columbia;

         o an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

         o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

         In addition, certain material aspects of U.S. federal income tax relevant to a holder other than a U.S. Holder, referred to as a "Non-U.S. Holder," are discussed below. For U.S. federal income tax purposes, holders of ADSs will be treated as the owners of the equity shares represented by the ADS.

         This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each U.S. Holder. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, or the "Code", current and proposed Treasury Department regulations promulgated thereunder, judicial decisions and published positions of the U.S. Internal Revenue Service, referred to as the "IRS", and other applicable authorities, all as in effect as of the date of this registration statement/prospectus, and each of which is subject to change or to differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular shareholder based on the shareholder's individual circumstances. In particular, this discussion considers only U.S. Holders that own our ADSs or equity shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

         o        are broker-dealers or insurance companies;

         o        have elected mark-to-market accounting;

         o        are tax-exempt organizations;

         o        are financial institutions or "financial services entities";

         o hold ADSs or equity shares as part of a straddle, "hedge" or "conversion transaction" with other investments;

         o acquired their ADSs or equity shares through the exercise of options or similar derivative securities or otherwise as compensation;

         o        have a functional currency that is not the U.S. dollar;

         o        are regulated investment companies; or

         o persons who actually or constructively own 10% or more of our ADSs or equity shares.

         In addition, this discussion does not consider the tax treatment of persons who hold ADSs or equity shares through a partnership or other pass-through entity. This discussion does not address any aspect of state, local or non-U.S. tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

         You are advised to consult your own tax adviser with respect to the specific tax consequences to you of holding or disposing of our ADSs or equity shares.

TAXATION OF DIVIDENDS PAID ON ADSs OR EQUITY SHARES

         Subject to the rules applicable to passive foreign investment companies, described below, a U.S. Holder will be required to include in gross income as ordinary income an amount equal to the U.S. dollar value of any distribution paid on an ADS or equity share on the date the distribution is received by the depositary or the U.S. Holder, as the case may be (based on the exchange rate on that date), to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Generally, any gain or loss resulting from the conversion of Indian rupees into U.S. dollars will be ordinary income or loss. A distribution in excess of earnings and profits will be treated first as a nontaxable return of capital, reducing the U.S. Holder's basis in the ADS or equity share and, to the extent in excess of basis, will be treated as gain from the sale or exchange of the ADS or equity share. The deductibility of expenses of the depositary, like transfer and registration fees, currency conversion expenses, communication expenses and transfer taxes and duties, may be subject to limitations, yet the amount of those expenses would not reduce the gross amount of a U.S. Holder's distributions.

         Our dividends will not qualify for the dividends received deduction generally available to corporations.

         A U.S. Holder will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Indian taxes paid by us unless it is a U.S. C corporation owning ten percent (10%) or more of our voting stock.

         U.S. Holders should be aware that dividends paid by us generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for purposes of the foreign tax credit. The Code applies various limitations on the amount of foreign tax credit that may be available to a U.S. taxpayer. U.S. Holders should consult their own tax advisers with respect to the potential consequences of those limitations.

TAXATION OF THE DISPOSITION OF ADSs OR EQUITY SHARES

         Subject to the rules applicable to passive foreign investment companies, discussed below, upon the sale, exchange or other disposition of an ADS or equity share, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the U.S. Holder's basis in the ADS or equity share and the amount realized on the disposition. Capital gain or loss from the sale, exchange or other disposition of an ADS or equity share held more than one year is long-term capital gain or loss. The deductibility of a capital loss recognized on the sale, exchange or other disposition of an ADS or equity share is subject to limitations.

         As described in "Indian Taxation" below, gain that a U.S. Holder recognizes on a sale of an equity share or an exchange of an equity share for an ADS may be subject to Indian tax. In general, a U.S. Holder will have the option of claiming the amount of any Indian income tax either as a deduction from gross income or as a dollar-for-dollar credit against the U.S. Holder's U.S. federal income tax liability. An individual who does not claim itemized deductions, but instead utilizes the standard deduction, may not claim a deduction for the amount of any Indian income tax, but that amount may be claimed as a credit against the individual's U.S. federal income tax liability. The amount of foreign income tax that may be claimed as a credit in any year is subject to limitations and restrictions, which must be determined on an individual basis by each shareholder. The limitations include, among others, rules that limit foreign tax credits allowable with respect to specific classes of income to the U.S. federal income tax otherwise payable with respect to each class of income. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of an ADS or equity share generally will be treated as U.S. source passive income or loss for purposes of the U.S. foreign tax credit limitations, although a U.S. Holder will recognize no gain for U.S. federal income tax purposes on an exchange of an equity share for an ADS. Unless a U.S. Holder has sufficient foreign source passive income from other transactions subject to foreign income tax at a rate sufficiently below the U.S. federal income tax rate applicable to that income, the U.S. foreign tax credit limitation rules would prevent the U.S. Holder from utilizing a foreign tax credit for part or all of the Indian tax paid on the gain. Because the U.S. Holder may not be able to obtain a tax credit in India for the U.S. tax paid on the gain, the U.S. Holder could be subject to full taxation in India as well as in the United States on the same gain. The foregoing discussion also applies in respect of any Indian tax payable on any sale of subscription or other rights and Indian tax payable on any repurchase by us of our shares.

TAX CONSEQUENCES IF WE ARE A PASSIVE FOREIGN INVESTMENT COMPANY

         In general, we will be a passive foreign investment company, or PFIC, for any taxable year if either (1) 75% or more of our gross income in the taxable year is passive income, or (2) 50% or more of the average value (or, in certain cases, adjusted basis) of our assets in the taxable year produces, or is held for the production of, passive income. We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company and intend to continue our operations in such a manner that we would not become a PFIC in the future. If we become a PFIC, U.S. Holders could be subject to additional federal income tax on gain on dispositions of ADSs or equity shares and on certain distributions. In addition, an interest charge may apply to certain taxes treated as having been deferred by the U.S. Holder under the PFIC rules.

FOREIGN PERSONAL HOLDING COMPANY AND PERSONAL HOLDING COMPANY RULES

         Special U.S. federal income tax rules apply to a U.S. Holder in a "foreign personal holding company," or FPHC, and to the U.S. source income and income effectively connected with a U.S. trade of business of a foreign corporation that is a "personal holding company", or PHC. A corporation will not constitute a FPHC or PHC unless the ownership of its stock satisfies a statutory test for being closely held. Based upon our current ownership, we believe that we will not be a FPHC or PHC.

FOREIGN INVESTMENT COMPANY RULES

         Special rules apply to treat as ordinary income any gain recognized on the sale of shares of a "foreign investment company." We believe that we will conduct our business and obtain controlling interests in subsidiaries so as not to be a "foreign investment company."

TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF ADSs OR EQUITY SHARES

         Except as described in the following paragraph or in "Information Reporting and Backup Withholding" below, a Non-U.S. Holder of an ADS or equity share generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, or gain from a disposition of, the ADS or equity share.

         However, a Non-U.S. Holder of an ADS or equity share generally will be subject to U.S. federal income tax on dividends on, or gain from the disposition of, the ADS or equity share provided that:

         o the gain or income is effectively connected with the conduct by the Non-U.S. Holder of trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, the gain or income is attributable to a permanent establishment or, in the case of an individual, a fixed place of business in the United States, or

         o in case of gain from a disposition of an ADS or equity share, the Non-U.S. Holder is an individual who holds the ADS or equity share as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under current U.S. federal income tax regulations, dividends on ADSs or equity shares will be subject to U.S. information reporting and backup withholding unless a U.S. Holder provides IRS Form W-9 to the depositary or to us or otherwise establishes an exemption. In addition, U.S. Holders are subject to information reporting and backup withholding on proceeds from the disposition of ADSs or equity shares through a broker located in the United States unless the U.S. Holder provides an IRS Form W-9 or otherwise establishes an exemption.

         Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to dividends paid on, or upon the disposition of, ADSs or equity shares, provided that the non-U.S. Holder, when required, provides a taxpayer identification number, certifies to its foreign status or otherwise establishes an exemption.

         The amount of any backup withholding will be allowed as a credit against a U.S. or Non-U.S. Holder's U.S. federal income tax liability and may entitle the holder to a refund, provided certain required information is furnished to the IRS.


INDIAN TAXATION

         The following is a discussion regarding the principal Indian tax consequences for holders of ADSs and equity shares received upon withdrawal of such ADSs by the holders who are non-residents of India, whether of Indian origin or not. This summary is based on the law and practice of the Indian Income-tax Act, 1961, or the Income-tax Act, including the special tax regime contained in Sections 115AC of the Income-tax Act, read in conjunction with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depositary Receipt Mechanism) Scheme, 1993, (hereinafter referred to as the `Scheme'). The Income-tax Act is amended every year by the Indian Finance Act of the relevant year. Some or all of the tax consequences of Sections 115AC may be amended or changed by future amendments to the Income-tax Act. This discussion is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders under Indian law for the acquisition, ownership and sale of ADSs and equity shares. Personal tax consequences of an investment may vary in various circumstances and potential investors should consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under the law of their country of residence and any tax treaty between India and their country of residence.

Residence

         For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

         o   a period or periods amounting to 182 days or more; or

         o 60 days or more and, within the four preceding years has been in India for a period or periods amounting to 365 days or more; or

         o 182 days or more, in case of a citizen of India or a person of Indian origin living abroad who visits India and within the four preceding years has been in India for a period or periods amounting to 365 days or more.

         A company is a resident of India if it is incorporated in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

Taxation of Distributions

         Pursuant to the Finance Act, 1997, dividends paid to shareholders, whether residents of India or not, are not subject to withholding tax. However, the company paying the dividend is subject to a dividend distribution tax currently at 10.2% including the applicable 2% surcharge, on the total amount it distributes, declares or pays as a dividend, in addition to the normal corporate tax.

         Any distributions of additional ADSs or equity shares to the existing holders will not be subject to Indian tax.

Taxation of Capital Gains

         The following is a brief summary of capital gains taxation of non-resident holders with respect to the sale of ADSs and equity shares received upon redemption of ADSs. The relevant provisions are contained mainly in sections 45, 47(viia), 112 and 115AC, of the Income Tax Act, in conjunction with the Scheme. Gains realized upon the sale of shares that have been held for a period of more than twelve months, are considered as long-term capital gains. Gains realized upon the sale of shares that have been held for a period of twelve months or less, are considered as short-term capital gains. According to the Scheme, a non-resident holder's holding period for the purposes of determining the applicable Indian capital gains tax rate with respect to equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the depositary to the custodian. Capital gains are taxed as follows:

         o Gains from the sale of ADSs outside India by a non-resident to another non-resident are not taxable in India.

         o Long-term capital gains realized on sale of equity shares held by non-residents obtained upon conversion of ADSs are taxed at the rate of 10%. The Indian Finance Act, 2001 increases the rate of tax, in the case of non-residents, other than companies, by a surcharge of 2% on such tax.

         o Short-term capital gains realized on the sale of equity shares held by foreign companies obtained upon conversion of ADSs are taxed at the rate of 48%. The rate for non-resident individuals is 30.6% including the applicable surcharge.

         The above rates may be reduced by an applicable tax treaty that India may have with the country of residence of the seller. The India-U.S. Treaty does not provide any exemption from the imposition or reduction in the rate of Indian capital gains tax.

         Determination of cost of acquisition: The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the equity shares. Under the Scheme, the purchase price of equity shares received in exchange for ADSs will be the prevailing market price of the underlying shares on the date that the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs.

         Sale of subscription rights: Subscription rights or other rights attached to the ADSs are not expressly covered by section 115AC. It is therefore unclear, as to whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation.

         Customary Indian Capital Gains Tax for Non-Residents: The Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for the preferential tax treatment under section 115AC. Further, it is unclear as to whether section 115AC and the Scheme are applicable to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares who receives the said equity shares upon redemption of the ADSs. If section 115AC and the Scheme are not applicable to a non-resident holder, then the capital gains will be taxed as follows:

         o Long-term capital gains realized on sale of equity shares held by non-residents obtained upon conversion of ADSs are taxed at the rate of 10%. The Indian Finance Act, 2001 increases the rate of tax, in the case of non-residents, other than companies, by a surcharge of 2% on such tax.

         o Short-term capital gains realized on the sale of equity shares held by foreign companies obtained upon conversion of ADSs are taxed at the rate of 48%. The rate for non-resident individuals is 30.6% including the applicable surcharge.

In this case, a non-resident holder will also be able to avail himself of the benefits of exchange rate fluctuations for the computation of capital gains tax which are not available to a non-resident holder under section 115AC and the Scheme.

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

         Dual fungibility: The Indian Government has recently introduced provisions whereby the ADSs converted into underlying shares can be reconverted into ADSs under certain circumstances. Section 115AC of the Income Tax Act would be applicable to the capital gains arising out of the transfer of ADSs and shares acquired upon conversion of the ADSs provided the reconversion into ADSs is done in accordance with a Scheme notified by the Central Government. However, no such Scheme has been notified by the Central Government as yet. At the present time, therefore, an exchange of equity shares into ADSs is a taxable transaction for Indian tax purposes.

Withholding Tax on Capital Gains

         A buyer of equity shares from a non-resident holder will be required to withhold tax in respect of the capital gains realized by the non-resident holder upon the sale of the equity shares before remitting the sale proceeds. In addition, the withholding tax rate varies depending on various conditions.

Buy-back of Securities

         Indian companies are not subject to any tax in connection with the buy-back of their shares. However, the shareholders (both resident and non-resident) will be taxed on any gain at long-term or short-term capital gains tax rates, as applicable. Our company would be required to deduct tax in India in accordance with the capital gains tax liability of the shareholder who is a non-resident.

Stamp Duty and Transfer Tax

         Upon the issuance of the equity shares underlying our ADSs, we will be required to pay a stamp duty of Rs.1 per share certificate of the issue price of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. However, upon the acquisition of equity shares from the depositary in exchange for ADSs, the non-resident holder will be liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs exchanged for equity shares. A sale of equity shares by a non-resident holder will also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee. Transfers of equity shares in dematerialized form is currently not subject to stamp duty.

Wealth Tax

         The holding of the ADSs and the holding of underlying equity shares will be exempt from Indian wealth tax.

Gift Tax and Estate Duty

         Indian gift tax was abolished with effect from October 1998. Indian Estate Duty was abolished with effect from March 1985. However, we cannot assure you that these taxes and duties will not be revived in the future.

Service Tax

         Brokerage or commission paid to stock brokers in connection with the sale or purchase of shares is subject to a service tax of 5%. The stock broker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

         Prospective acquirers should consult their own tax advisors with respect to the Indian and their local tax consequences of acquiring, owning or disposing of equity shares or ADSs.

                              SELLING SHAREHOLDERS

         The selling shareholders may be certain holders of our equity shares or ADSs, holders of our debt which may be converted into equity or holders of our equity shares or ADSs who may receive such securities from us upon acquisitions. The prospectus supplement for any offering of the ADSs by the selling shareholders will include the following information:

         o    the names and addresses of the selling shareholders;

         o the nature of any material relationship that the selling shareholders have had with us during the past three years;

         o the number of shares and ADSs held by each of the selling shareholders;

         o the percentage of equity shares held by, and represented by ADSs held by, each of the selling shareholders; and

         o the number of equity shares and ADSs offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

              o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

              o block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

              o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

              o an exchange distribution in accordance with the rules of the applicable exchange;

              o   privately negotiated transactions;

              o   short sales;

              o broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

              o   a combination of any such methods of sale; and

              o   any other method permitted pursuant to applicable law.

         The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this registration statement/prospectus.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our shareholders and may sell or deliver securities in connection with these trades. The selling shareholders may pledge their stock to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged securities.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We may be required to pay all fees and expenses incident to the registration of the securities, including fees and disbursements of counsel to the selling shareholders. We may agree to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         If any selling shareholder notifies us that the selling shareholder has entered into any material arrangement with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

              o   the name of the participating broker-dealer(s);

              o   the number of ADSs involved;

              o   the price at which such ADSs were sold;

              o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

              o whether the broker-dealer(s) conducted any investigations to verify the information in or incorporated by reference in this prospectus; and

              o   other material facts of the transaction.

         Also, if a selling shareholder notifies us that a donee, pledgee, transferee, or other successor-in-interest of the ADSs intends to sell more than five hundred (500) ADSs, we will file an appropriate supplement to this prospectus.

                                 INDEMNIFICATION

         The Companies Act prohibits a company from indemnifying an officer of the company from any liability which such officer may incur due to any negligence, default, misfeasance, breach of duty of breach of trust of which he may be guilty in relation to the company. However, the Companies Act also provides that the company may indemnify such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted or discharged, or in connection with any application under Section 633 of the Indian Companies Act, 1956 in which relief is granted by a court.

         Under Section 633 of the Companies Act, a court may relieve a person of his liability in proceedings for negligence, default, breach of duty, misfeasance or a breach of trust under the Companies Act, if it appears to the court that the person may be liable in respect of the above, but acted honestly and reasonably and ought to be excused having regard to all the circumstances of the case. The person may be relieved from his liability, either partly or wholly, on such terms as the court deems fit. However, in a criminal proceeding under the section, the court will have no power to grant relief from any civil liability which may attach to a person in respect of such negligence, default, breach of duty, misfeasance or a breach of trust.

         Accordingly, our articles of association provide that our directors and officers shall be indemnified against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our articles of association provide that our officers and directors shall be indemnified in connection with any application pursuant to Section 633 of the Companies Act, in which relief is granted by the court.

         We have obtained directors and officers insurance providing for indemnification for all of our directors and certain officers for US $15 million from an Indian insurance carrier.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             VALIDITY OF SECURITIES

         The validity of the shares of common shares of our company will be passed upon by R. N. Merchant & Co.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2000 and transition report for the period January 1, 2001 to March 31, 2001 have been audited by Deloitte Haskins and Sells (a member firm of Deloitte Touche Tohmatsu), independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                MATERIAL CHANGES

         In connection with the lawsuit filed by NSA Investments II LLC, or NSA, more fully described in our annual report on Form 20-F, on or about May 14, 2001, SeraNova, Mr. Koneru and Mr. Singh answered the Complaint, denying the allegations of alleged wrongdoing set forth therein. On the same date, Silverline moved to dismiss the Complaint for failure to state a cause of action against Silverline. In response to the motion, NSA agreed to dismiss the Complaint as against Silverline without prejudice, but not as against our subsidary, SeraNova. The case is now in discovery. Fact discovery is scheduled to close on February 28, 2002. Expert discovery is scheduled to close on April 29, 2002.

         On or about September 5, 2001, Creditors Adjustment Bureau, Inc. or Creditors Adjustment filed a lawsuit in the Superior Court of California, County of San Mateo against SeraNova and Intelligroup. Prior to the commencement of the lawsuit, the claims of BroadVision, Inc., or BroadVision were assigned to Creditors Adjustment. This lawsuit arises from SeraNova's alleged failure to pay BroadVision for software provided to SeraNova by BroadVision pursuant to a Software License and Services Agreement, dated December 23, 1999, or the BroadVision Agreement.

         The Complaint alleges causes of action for open book account, account stated, breach of contract, and quantum meruit against SeraNova and Intelligroup. The Complaint also seeks the following relief: $313,437.50, together with interest thereon at a rate of 18% per annum from February 17, 2000; the costs of suit; and reasonable attorney's fees.

         Subsequent to the commencement of this action, the case was transferred, on consent of the parties, to the Superior Court of the Santa Clara County, and SeraNova's time to answer or otherwise respond to the Complaint was extended to and including January 14, 2002. On January 14, 2002, SeraNova timely served its answer to the Complaint, denying the allegations of alleged wrongdoing set forth therein and asserting various affirmative defenses. In addition, on January 14, 2002, SeraNova served a Cross-Complaint against BroadVision and various unidentified cross-defendants sued under fictitious names, alleging claims for rescission of contract due to fraud, rescission of contract due to mistake, and implied indemnity and declaratory relief. In the Cross-Complaint, SeraNova seeks, among other relief, a declaration that the BroadVision Agreement has been rescinded and a declaration that the cross-defendants are obligated to indemnify SeraNova if SeraNova is compelled to pay any damages to the plaintiff.

         On August 16, 2001, Intelligroup commenced an action in the Superior Court of New Jersey, Middlesex County, against us, Silverline Technologies, Inc. and SeraNova, Inc. In its complaint, Intelligroup sued defendants to recover approximately $10.5 million. The claims arose out of the balance alleged to be due and owing on a promissory note issued by defendant SeraNova (approximately $10.0 million), and the amount alleged to be due and owing (approximately $500,000) under a consulting contract pursuant to which Intelligroup had provided services to SeraNova. The two Silverline companies were joined as defendants on the grounds that they are liable for SeraNova's debts on the promissory note and the consulting contract on a successor liability theory.

         On September 25, 2001, defendants served their answer to the complaint. All of the defendants denied the essential allegations of the complaint. In addition, defendant SeraNova asserted a series of counterclaims seeking damages in excess of $5.0 million as a result of the breach by Intelligroup of various contracts pursuant to which Intelligroup had provided services to SeraNova. SeraNova also asserted a counterclaim for reformation of the promissory note on the grounds that the note was supposed to reflect the costs allocated to the divisions of Intelligroup which, in January, 2000, were spun-off to form SeraNova, but, in fact, did not properly reflect such costs.

         On October 9, 2001, Intelligroup served a motion to dismiss SeraNova's counterclaims for money damages on the grounds that those counterclaims were subject to an arbitration agreement. In the alternative, Intelligroup moved for leave to file an amended complaint in which it seeks to assert an additional claim for breach of a services agreement in the amount of approximately $85,000. SeraNova has filed papers in opposition to the motion, which was heard November 16, 2001. The motion was denied, except that Intelligroup was granted leave to file its amended complaint, which it did. Defendants filed an amended answer denying those additional allegations and renewing SeraNova's assertion of its counterclaims.

         The parties have also exchanged interrogatories, document requests and deposition notices and have begun production of responsive documents. Depositions are being scheduled. At the current time, a trial date has not been scheduled. It is highly unlikely that the case will go to trial before the fall of 2002, at the earliest.

         We cannot assure you about the outcome of any of the litigations mentioned above.

         On February 12, 2001, SeraNova issued two demand promissory notes, or the Notes, to Strong River Investments, Inc., or Strong River and Montrose Investments Ltd., or Montrose, each in the aggregate principal amount of $4,888,667.00, plus 6% interest. On February 28, 2001, SeraNova merged with and into a wholly-owned subsidiary of our company. SeraNova and our company have signed confessions in judgment in favor of each of Strong River and Montrose with respect to the amounts owing under the Notes.

         We may enter into a settlement agreement with Strong River and Montrose to settle all of the obligations of SeraNova and our company owing to Strong River and Montrose in exchange for the issuance of a certain number of ADSs. No such agreement has been executed by any of the parties involved, and we cannot assure you that we will enter a settlement agreement with Strong River and Montrose. Further, we cannot assure you that if we do enter into a settlement agreement with Strong River and Montrose, the terms of the settlement will be the issuance of ADSs to Strong River and Montrose. If we do enter into such a settlement, the selling shareholders may be Strong River and Montrose.

                          4,300,000 AMERICAN DEPOSITARY
                                     SHARES
                                  REPRESENTING
                             8,600,000 EQUITY SHARES










                         SILVERLINE TECHNOLOGIES LIMITED








                              ---------------------

                                   Prospectus

                             ----------------------







                                January 22, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Companies Act prohibits a company from indemnifying an officer of the company from any liability which such officer may incur due to any negligence, default, misfeasance, breach or duty or breach of trust of which he may be guilty in relation to the company. However, the Companies Act also provides that the company may indemnify such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or discharged or in connection with any application under Section 633 of the Companies Act in which relief is granted by a court.

         Under Section 633 of the Companies Act, a court may relieve a person of his liability in proceedings for negligence, default, breach of duty, misfeasance or a breach of trust under the Companies Act if it appears to the court that the person may be liable in respect of the above, but acted honestly and reasonably and ought to be excused having regard to all the circumstances of the case. The person may be relieved from his liability, either partly or wholly, on such terms as the court deems fit. However, in a criminal proceeding under the section, the court will have no power to grant relief from any civil liability which may attach to a person in respect of such negligence, default, breach of duty, misfeasance or a breach of trust.

         Accordingly, our articles of association provide that our directors and officers shall be indemnified against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our articles of association provide that our officers and directors shall be indemnified in connection with any application pursuant to Section 633 of the Companies Act, in which relief is granted by the court.

         We have obtained directors and officers insurance providing for indemnification for all of our directors and certain officers for US $15 million from an Indian insurance carrier.

         ITEM 16. EXHIBITS

EXHIBIT NO.   DESCRIPTION

  3.1         Articles of Association of the Registrant, as amended, filed as
              Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  3.2         Memorandum of Association of the Registrant, as amended, filed as
              Exhibit 3.2 to the Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  3.3 Table `A' of the Indian Companies Act, 1956, filed as Exhibit 3.3 to the Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  4.1 Deposit Agreement among the Registrant and Morgan Guaranty Trust Company, and the beneficial owners from time to time of American Depositary Receipts issued thereunder, filed as Exhibit (a) to the Registrant's Registration Statement on Form F-6, Registration No. 333-12000, and incorporated herein by reference.

  5.1         Opinion of R. N. Merchant & Co.

  8.1         Opinion of Greenberg Traurig, P.A.

  15.1 Opinion of Deloitte and Touche, filed as Exhibit 8.1 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  15.2 Opinion of P.H. Tang & Co., filed as Exhibit 8.2 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  23.1 Consent of Deloitte and Touche, filed as Exhibit 23.1 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference

  23.2 Consent of P.H. Tang & Co., filed as Exhibit 23.2 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  23.3        Consent of R. N. Merchant & Co. (included in Exhibit 5.1).

  23.4        Consent of Greenberg Traurig, P.A. (included in Exhibit 8.1).


ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) to file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering; provided, however, that this paragraph does not apply if the financial statements required to be included in a post-effective amendment by this paragraph are contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinions of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chennai, India, on January 22, 2002.


                         SILVERLINE TECHNOLOGIES LIMITED

                         By:  /s/  Krishna K. Subramanian
                              -------------------------------------------
                              Name:  Krishna K. Subramanian
                              Title: Vice Chairman and Principal
                                     Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                 TITLE                              DATE

           /s/ Ravi Subramanian                   Chairman of the Board of              January 22, 2002
           ---------------------             Directors and Authorized United
              Ravi Subramanian                    States Representative


        /s/ Krishna K. Subramanian             Vice Chairman of the Board of            January 22, 2002
        ---------------------------             Directors and Executive for
           Krishna K. Subramanian              International Initiatives and
                                                Principal Financial Officer


              /s/ Ravi Singh                      Chief Executive Officer               January 22, 2002
              ---------------
                 Ravi Singh

         /s/ K. Mohan Subramanian                    Wholetime Director                 January 22, 2002
         -------------------------
            K. Mohan Subramanian

              /s/ Uday Khona                             Secretary                      January 22, 2002
              ---------------
                 Uday Khona

           /s/ Arjan R. Daswani                     Independent Director                January 22, 2002
           ---------------------
              Arjan R. Daswani



              /s/ S. V. Mony                        Independent Director                January 22, 2002
              ---------------
                 S.V. Mony


               /s/ P. Murari                        Independent Director                January 22, 2002
               --------------
                 P. Murari


       /s/ Vaidyanathan Panchapakesan               Independent Director                January 22, 2002
       ------------------------------
         Vaidyanathan Panchapakesan


          /s/ George R. Zoffinger                   Independent Director                January 22, 2002
          ------------------------
            George R. Zoffinger

             /s/ Shankar Iyer                             Director                      January 22, 2002
             -----------------
                Shankar Iyer


                                  EXHIBIT INDEX


EXHIBIT NO.   DESCRIPTION

  3.1         Articles of Association of the Registrant, as amended, filed as
              Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  3.2         Memorandum of Association of the Registrant, as amended, filed as
              Exhibit 3.2 to Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  3.3 Table `A' of the Indian Companies Act, 1956, filed as Exhibit 3.3 to the Registrant's Registration Statement on Form F-1, Registration Statement No. 333-11984, and incorporated herein by reference.

  4.1 Deposit Agreement among the Registrant and Morgan Guaranty Trust Company, and the beneficial owners from time to time of American Depositary Receipts issued thereunder, filed as Exhibit (a) to the Registrant's Registration Statement on Form F-6, Registration No. 333-12000, and incorporated herein by reference.

  5.1         Opinion of R.N. Merchant & Co.

  8.1         Opinion of Greenberg Traurig, P.A.

  15.1 Opinion of Deloitte and Touche, filed as Exhibit 8.1 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  15.2 Opinion of P.H. Tang & Co., filed as Exhibit 8.2 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  23.1 Consent of Deloitte and Touche, filed as Exhibit 23.1 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  23.2 Consent of P.H. Tang & Co., filed as Exhibit 23.2 to the Annual Report on Form 20-F, Registration No. 001-15919, and incorporated herein by reference.

  23.3        Consent of R. N. Merchant & Co. (included in Exhibit 5.1).

  23.4        Consent of Greenberg Traurig, P.A. (included in Exhibit 8.1).



                                       62